UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation of Certain Officers

Effective January 12, 2015, Christopher A. Laurence is stepping down from the position of Interim Chief Financial Officer, Treasurer and Secretary of each of 99 Cents Only Stores LLC (the “Company”) and its parent, Number Holdings, Inc. (“Parent” and, together with the Company, the “Corporation”), but will remain with the Corporation to help facilitate the transition and provide oversight to key strategic initiatives.

(c)                               Appointment of Certain Officers

Effective January 12, 2015, the Board of Directors of each of the Company and Parent, formally appointed Bradley Lukow as Chief Financial Officer, Treasurer and Secretary of the Company and Parent. There are no relationships between Mr. Lukow and the Corporation that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Mr. Lukow, 51, joins the Corporation following a 20-year career at Shoppers Drug Mart Corporation, Canada’s leading national retail pharmacy chain, where he served most recently as Executive Vice President and Chief Financial Officer since 2009, having responsibility for all finance, strategy, real estate development, information technology and business development functions. Mr. Lukow was a key member of the management team as the company grew its store network to 1,253 Shoppers Drug Mart/Pharmaprix stores across Canada. Mr. Lukow also served as the finance lead in the initial public offering of Shoppers Drug Mart Corporation in 2001 and the most recent sale of the company in 2013 to Loblaw Companies Limited, Canada’s largest food retailer.

Prior to Shoppers, Mr. Lukow served in various roles at Loblaw, including financial reporting, budgeting and planning, taxation and internal audit from 1990 until 1994. Mr. Lukow began his career at Ernst & Young after graduating from the University of Western Ontario’s School of Business. He holds a Chartered Accountancy designation in Canada.

(e)                                  Compensatory Arrangements of Certain Officers

Mr. Lukow will receive an annual base salary of $550,000 for service as Chief Financial Officer, Treasurer and Secretary of the Corporation.  Mr. Lukow will also be eligible to earn an annual incentive bonus with a target of 75% of his annual base salary.  For the remainder of fiscal year 2015 and all of fiscal year 2016, Mr. Lukow’s annual incentive bonus will be at least the target bonus.  Mr. Lukow will be able to participate in the benefit plans provided to senior executives of the Corporation and will receive $1,500 annually for medical expenses on an after-tax basis.

Mr. Lukow will receive a signing bonus of $550,000.  Mr. Lukow must repay (i) all of the signing bonus if his employment terminates within the first year of employment, or (ii) one-half of the signing bonus if his employment terminates within the second year of employment, unless, in each case, his employment is terminated by the Corporation without cause or by Mr. Lukow with good reason.  The Corporation will reimburse Mr. Lukow for reasonable relocation and temporary housing expenses and related costs.

Mr. Lukow will receive a grant of 5,000 non-qualified stock options to purchase shares of common stock of the Corporation.  Of those options, 3,750 will vest in equal, annual installments over five years, subject to Mr. Lukow’s continued employment and 1,250 will vest subject to the Corporation achieving certain performance hurdles.  If Mr. Lukow’s employment is terminated by the Corporation without cause or by Mr. Lukow with good reason within six months following a change in control of the Corporation and (i) such change in control occurs prior to January 12, 2017, the vesting of the time-vested portion of the options will accelerate by two years, or (ii) such change in control occurs on or after January 12, 2017, the vesting of the time-vested portion of the options will accelerate by one year.

If Mr. Lukow’s employment is terminated by the Corporation without cause or by Mr. Lukow with good reason, Mr. Lukow will receive continuation of his base salary for 12 months following such termination and an amount equal to the employer contribution to medical insurance premiums for 12 months following such termination, subject in each case to Mr. Lukow executing and not revoking a valid release of claims in favor of the Corporation.

Mr. Lukow will enter into a fair competition agreement with the Corporation that provides for certain restrictive covenants, including confidentiality provisions, assignment of invention provisions, and a one-year post-termination restriction on soliciting the Company’s employees and vendors or suppliers.

A copy of the Company’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated: January 12, 2015	By:	/s/ Stéphane Gonthier
Stéphane Gonthier
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 12, 2015